News Release:

WHITE MOUNTAIN APPOINTS NEW CFO

White Mountain Receives Progress Report on Titanium Metal Test Work

SANTIAGO, Chile, October 1, 2012 -- White Mountain Titanium Corporation (“White Mountain” or the “Company”) (OTC Bulletin Board: WMTM - News) reports that it has appointed Lan Shangguan as Chief Financial Officer (“CFO”) following the resignation of Charles E. Jenkins as CFO and a director due to other work commitments. Ms. Shangguan received her education in China and Australia and is a Certified Public Accountant in Australia as well as a Chartered Accountant in British Columbia, having previously served as a senior manager for the international accounting firm Grant Thornton in Vancouver. She also has several years’ experience representing U.S. public companies and has served as CFO and Interim Director of Finance for companies which are subject to U.S. Exchange Act reporting obligations, including SOX compliance.

Commenting on the appointment of Ms. Shangguan, Brian Flower, White Mountain's Executive Chairman, said, “Ms. Shangguan brings a complement of US accounting, audit and finance experience to this position. She will be an important addition to our team as we advance the Cerro Blanco project to final feasibility and a production decision. We look forward to working with Ms. Shangguan and welcome her to White Mountain. We also wish to thank Mr. Jenkins for his years of service as CFO and a director and wish him good luck in his new endeavors.”

About White Mountain Titanium Corporation:

The Company holds mining concessions on the Cerro Blanco property currently consisting of 33 registered mining exploitation concessions and five mining exploration concessions in the process of being constituted, over approximately 8,225 hectares located approximately 39 kilometres west of the City of Vallenar in the Atacama, or Region III, geographic region of northern Chile. The Company’s principal objectives are to advance the Cerro Blanco project towards a final engineering feasibility, to secure off-take contracts for the planned rutile concentrate output, and to secure funding or other arrangements to place the project into production, if warranted. It would be the intention to sell the rutile concentrate to titanium metal and pigment producers. Work also continues to investigate the commercial viability of producing a feldspar co-product. The feldspar could find applications in the glass and ceramics industries.

The OTC BB has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming work programs, geological interpretations, receipt of property titles, potential mineral recovery processes, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements.

Cautionary Note to U.S. Investors—The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We may use certain terms in our press releases and on our website, such as “reserves,” “resources,” “geologic resources,” “proven,” “probable,” “measured,” “indicated,” and “inferred,” that the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. investors are urged to consider closely the disclosure in our annual report on Form 10-K for the year ended December 31, 2011, File No. 333-129347, and in subsequent filings with the SEC. You can review and obtain copies of our filings from the SEC’s website at http://www.sec.gov/edgar.shtml.

Contact:
White Mountain Titanium Corporation
Michael Kurtanjek, President	Brian Flower, Chairman
(56) 2 657-1800	(604) 408-2333